SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant           ☒
 Filed by a Party other than the Registrant         ☐
 Check the appropriate box:
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☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Under Rule 14a-12

GB&T Bancshares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
 ☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

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☐     Fee previously paid with preliminary materials.
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GB&T BANCSHARES, INC.

April 17, 2002

Dear Fellow Shareholder:

            The annual meeting of shareholders of GB&T Bancshares, Inc. will be held at 4:30 p.m.on Monday, May 20, 2002 at the main office of Gainesville Bank & Trust, Gainesville, Georgia for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

            Enclosed with this letter is a copy of our 2001 Annual Report, a notice of the annual meeting, our Proxy Statement, and a proxy card.  The Proxy Statement contains information about actions to be taken at the meeting.  We encourage you to review these materials so you will be fully informed about the matters that will be considered at the meeting.  GB&T Bancshares, Inc. is subject to the rules and regulations of the Securities Exchange Act of 1934, including those relating to the solicitation of proxies.

            To ensure that your shares are voted at the meeting, please complete, date, sign, and return the proxy card in the enclosed postage-paid envelope at your earliest convenience.  Every shareholder’s vote is important, no matter how many shares you own.

            We encourage you to attend this annual meeting of shareholders.  We look forward to your continued support and another good year in 2002.

Very truly yours,

/s/ F. Abit Massey
F. Abit Massey Chairman of the Board

GB&T BANCSHARES, INC.
 P.O. Box 2760
Gainesville, Georgia  30503

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 20, 2002

            The annual meeting of shareholders of GB&T Bancshares, Inc. (the “Company”) will be held on  May 20, 2002, at 4:30 p.m. at the main office of Gainesville Bank & Trust, 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia, for the purposes of considering and voting upon:

1.	The election of 10 directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;
2.

An amendment to the Company’s 1997 Stock Incentive Plan to increase the number of shares of Common Stock that are available for the grant of awards under the Plan from 325,000 shares to 700,000 shares; and

3.	Such other matters as may properly come before the meeting or any adjournment thereof.

            Only shareholders of record at the close of business on March 29, 2002 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

            A Proxy Statement and a proxy card solicited by the Board of Directors are enclosed herewith.  Please sign, date, and return the proxy card promptly in the enclosed business reply envelope.  If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

            Also enclosed is the GB&T Bancshares, Inc. 2001 Annual Report, which contains financial data and other information about the Company.

By Order of the Board of Directors,

/s/ Richard A. Hunt
Richard A. Hunt President and Chief Executive Officer

April 17, 2002

Please complete and return the enclosed proxy card promptly so that your vote may be recorded at the meeting if you do not attend.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

of

GB&T BANCSHARES, INC.

to be held

May 20, 2002

GB&T BANCSHARES, INC.
P. O. BOX 2760
GAINESVILLE, GEORGIA  30503

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2002

SOLICITATION OF PROXIES

            This Proxy Statement and the accompanying proxy card are furnished to the shareholders of GB&T Bancshares, Inc. (the “Company”) in connection with the solicitation of proxies for the purposes stated herein, by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the main office of Gainesville Bank & Trust (“GB&T”) at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia, on Monday, May 20, 2002 at 4:30 p.m., or any adjournment or postponement thereof.  The cost of this solicitation of proxies will be borne by the Company.

            Copies of solicitation materials may be furnished to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the Company’s common stock, and normal handling charges may be paid for such forwarding service.  In addition to solicitations by mail, directors and regular employees of the Company may solicit proxies in person or by telephone.

            At the meeting, shareholders will be asked to vote on a proposal to elect 10 directors that will serve a one-year term that will expire when their successors are elected and qualified at the next annual meeting; and to approve an amendment to the Company’s 1997 Stock Incentive Plan to increase the number of shares of Common Stock that are available for the grant of awards under the Plan from 325,000 shares to 700,000 shares.

            The approximate date of the mailing of this Proxy Statement to shareholders is April 17, 2002.

REVOCATION OF PROXIES

            The Board of Directors encourages each shareholder to personally attend the Annual Meeting, even if he or she has returned a proxy, which may be revoked by attending the Annual Meeting and voting in person.  A shareholder may also revoke his or her proxy at any time before the shares it represents are voted at the Annual Meeting, by delivering either a written revocation or a duly executed proxy bearing a later date to Mr. Samuel L. Oliver, Secretary, P.O. Box 2760, Gainesville, Georgia  30503, or by hand-delivery to the main office of GB&T at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia to the attention of Samuel L. Oliver, Secretary.  A shareholder who revokes a proxy, but attends the Annual Meeting, will be given the opportunity to vote in person by ballot at the meeting.

            Proxies in the accompanying form, duly executed and returned to the Company, and not revoked, will be voted at the Annual Meeting, unless the shareholder attends the Annual Meeting and votes in person.  Proxies received by the Company will be voted in accordance with the instructions given on the enclosed form of proxy.  Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of all the nominees for directors specified herein, and in the discretion of the persons appointed as proxies on any other matter that may properly come before the Annual

Meeting or any postponement or adjournments thereof, including any vote to postpone or adjourn the annual meeting.

VOTING AND OUTSTANDING STOCK

            Only shareholders of record at the close of business on March 29, 2002 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting.  On the Record Date, the Company had issued and outstanding 4,760,314 shares of common stock, par value $5.00 per share (the “Common Stock”).  All holders of Common Stock are entitled to one vote per share.  The Common Stock is the only class of outstanding securities of the Company.  Under the Company’s Articles of Incorporation, as amended, holders of shares of Common Stock are not entitled to cumulative voting with respect to the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

            The following table provides the numbers of shares and percentage of outstanding shares of Common Stock which were beneficially owned as of March 29, 2002, by (i) “persons” (as that term is defined by the Securities and Exchange Commission (the “SEC”)) who are known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock; (ii) the directors of the Company; (iii) the named executive officers of the Company; and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Donald J. Carter (1)	70,597	1.48%
Dr. John W. Darden (2)	122,770	2.56%
W.A. Foster, III (3)	74,523	1.56%
Bennie E. Hewett (4)	62,944	1.32%
Richard A. Hunt (5)	57,597	1.2%
James L. Lester (6)	43,384	*
John E. Mansfield, Sr. (7)	173,250	3.6%
F. Abit Massey (8)	148,220	3.1%
Samuel L. Oliver (9)	70,065	1.47%
Alan A. Wayne (10)	12,286	*
Philip A. Wilheit (11)	148,774	3.12%
Gregory L. Hamby (12)	11,500	*
All Executive Officers and Directors as a group (11 persons)(13)	995,910	20.92%

_____________________________

The address for each of the persons named above is Post Office Box 2760, Gainesville, Georgia 30503.

*	Denotes less than 1%.
(1)

Includes 1,500 shares owned by Mr. Carter’s wife, 1,010 shares held by the Carter Land Profit Sharing Plan, for all of which shares Mr. Carter has investment and voting power.  Also includes options to purchase 6,250 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.  Mr. Carter disclaims beneficial ownership over the 1,500 shares owned by his wife.

(2)

Includes 10,750 shares owned by Dr. Darden’s wife, for all of which shares Dr. Darden has investment and voting power and 40,411 shares which are held in an Individual Retirement Account for Mr. Darden’s benefit.  Also includes options to purchase 6,250 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.

(3)	Also includes options to purchase 16,044 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.
(4)

Includes 1,316 shares held by Mr. Hewett’s children, 7,275 shares held in an Individual Retirement Account for Mr. Hewett’s benefit, and 47,795shares held by Citizens Family Partnership.  Mr. Hewett shares voting power over the shares held by his children.  Mr. Hewett shares investment and voting power over the shares held by the Citizens Family Partnership, LP.  Mr. Hewett has all investment and voting power over the shares held by his Individual Retirement Account.  Also includes options to purchase 6,250 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.

(5)

Includes 18,486 shares held in an Individual Retirement Account held for Mr. Hunt’s benefit, for all of which shares Mr. Hunt has investment and voting power.  Also includes options to purchase 15,000 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.

(6)	Includes 30,200 shares owned by J.L. Lester & Son and 13,184 shares owned by Mr. Lester and Beth Lester as Joint Tenants, for all of which Mr. Lester has investment and voting power.
(7)

Includes 30,010 shares held by Mr. Mansfield’s wife.  Mr. Mansfield shares voting power over the shares held by his wife.  Mr. Mansfield disclaims beneficial ownership of the shares held by his wife.  Also, includes options to purchase 6,250 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.

(8)

Includes 269 shares owned by Mr. Massey’s wife, 68,807 shares held by Massey Family Properties, L.P., and 1,982 shares owned by Mr. Massey and Kayanne Maseey as Joint Tenants.  Mr. Massey shares investment and voting power over the shares held jointly with his wife and those held by Massey Family Properties, LP.  Also includes 70,623 shares held by Georgia Poultry Federation Special Account over which Mr. Massey has investment and voting power.  Also includes options to purchase 6,250 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.

(9)

Includes 12,575 shares owned by Mr. Oliver’s wife, 1,318 shares held by Mr. Oliver’s children, 42,497 shares held by the Hulsey, Oliver & Mahar 401(K) Plan for the benefit of Mr. Oliver, and 250 shares held by Hulsey & Oliver Building Company.  Mr. Oliver has investment and voting power over all of such shares.  Also includes options to purchase 5,050 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.

(10)

Includes 1,502 shares owned by Mr. Wayne’s wife.  Mr. Wayne shares investment and voting power over the shares held by his wife.  Also includes options to purchase 6,250 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.

(11)

Includes 11,241 shares owned by Mr. Wilheit’s wife and 1,910 shares held by the Wilheit Family Partnership.  Mr. Wilheit has investment and voting power over all of such shares. Also includes options to purchase 6,250 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.

(12)

Includes 200 shares held by Mr. Hamby’s children and 250 shares are held in an individual retirement account for Mr. Hamby’s benefit.  Mr. Hamby has investment and voting power over all such shares, except for the 200 shares held by Mr. Hamby’s children.  Mr. Hamby shares investment and voting power over the shares held by his children.  Also includes options to purchase 10,000 shares, which are currently exercisable under the Company’s Stock Option Plan of 1997.

(13)	Includes 89,844 options granted under the 1997 Stock Option Plan.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

             The By-Laws of the Company provide that “the Board shall consist of not less than five nor more than twenty-five persons, the exact number within such minimum and maximum limits to be fixed and determined from time-to-time by resolution of a majority of the Board of Directors.  The Board may increase or decrease the number of directors by not more than two in any one year so long as such increase or decrease does not place the number of directors at less than five nor more than twenty-five.”  The Board of Directors currently consists of 11 members.  F. Abit Massey, the current Chairman of the Board, will retire as a Board Member as of May 20, 2002, after which date the Board will consist of ten members.  Mr. Massey will remain actively involved with the Company and will serve as Chairman Emeritus of the Board of Directors.

VOTING RIGHTS

            For purposes of the Annual Meeting, the directors will be elected by the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy, so long as a quorum is present at the meeting.  A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy.  An abstention would not be considered to be one of the “votes cast” for purposes of the first sentence of this paragraph, but would be included in determining whether a majority of the outstanding shares is represented for determining whether a quorum is present at a meeting.

            Each proxy card executed and returned by a shareholder will be voted as specified thereon by the shareholder.  If no specification is made, the proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors.  If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than ten nominees.

            The Board of Directors has nominated and recommends to the Company’s shareholders the election of each of the nominees set forth below as a director of the Company until the next annual meeting of shareholders, or until his successor is duly elected and qualified.  All of the nominees are currently directors of the Company.  If any nominee is unable to serve as a director, shares represented by proxy will be voted in favor of such nominee as the Board may adopt as a substitute by majority vote of the Board.  At this time, the Board knows of no reason any nominee will be unable to serve as a director.

            Each of the ten persons listed below as director nominees will be nominated to serve until the 2003 Annual Meeting of Shareholders, or until his successor is duly elected and qualified.  It is the intention of the persons designated in the proxy card to vote for the election of the nominees listed below.

Donald J. Carter	James L. Lester
Dr. John W. Darden	John E. Mansfield, Sr.
W.A. Foster III	Samuel L. Oliver
Bennie E. Hewett	Alan A. Wayne
Richard A. Hunt	Philip A. Wilheit

            The following are the names and ages of the nominees, his age at December 31, 2001, the year each individual began continuous service as director of the Company and the business experience of each, including principal occupations, at present and for at least the past five years.

Name, Age & Term as Director	Principal Occupation for Last Five Years & Other Directorships

Donald J. Carter, age 69 Director since 1987	Mr. Carter is Vice-President of Don Carter Realty Co., a real estate brokerage firm.
Dr. John W. Darden, age 56 Director since 1987	Dr. Darden is a retired medical doctor. Prior to September 2001, Dr. Darden was a partner in Northeast Georgia Surgical Associates, where he practiced as a surgeon.
W.A. Foster III, age 57 Director since 2001

Since 1992, Mr. Foster has served as Superior Court Judge for the State of Georgia.  Mr. Foster also served as the Chairman of the Board of Directors of Community Loan Company until June 2001.  In addition, Mr. Foster has served as the Chairman of the Board of Directors of Community Trust Bank since 1988, and served as a director of Community Trust Financial Services Corporation until that entity was acquired by GB&T on June 30, 2001.

Bennie E. Hewett, age 63 Director since 1987

Mr. Hewett is President of Capital Loan Company of Gainesville, Inc. and Chairman of the Board of Delta Management Company, a sole proprietorship which operates a chain of consumer finance companies located in Georgia, South Carolina, Texas and Louisiana.

Richard A. Hunt, age 57 Director since 1987

Mr. Hunt is President and Chief Executive Officer of the Company and GB&T, positions he has held since July 1987.  Mr. Hunt is also a Director of the Alliance National Bank and First National Bank of Johns Creek.

James L. Lester age 56 Director since 2000	Mr. Lester is President of JLL Enterprises, and has been Vice President of Sales for EBY-Brown, Rockmart, GA since 1998. Prior thereto, Mr. Lester was President of JL Lester & Son, Inc.
John E. Mansfield age 69 Director since 1987

Mr. Mansfield is Chairman of the Board of Mycelx Technologies, a manufacturer of oil remediation products.  Prior to 1998, Mr. Mansfield was Chairman of the Board of Mansfield Oil Company, a petroleum distributor.  Additionally, Mr. Mansfield retired as  President of Kangaroo, Inc., a convenience store chain, during the 2001 Fiscal Year.

Samuel L. Oliver, age 59 Director since 1987	Mr. Oliver is Secretary of the Company. He is a practicing attorney and partner in the law firm of Hulsey, Oliver & Mahar, which has served as legal counsel to the Company since its organization.
Alan A. Wayne, age 59 Director since 1992	Mr. Wayne is a partner in Wayne Co. Development, the President of Wayne Brothers, Inc. and the President of Chattahoochee Parks, Inc. All are commercial real estate development companies.

Philip A. Wilheit, age 57 Director since 1987	Mr. Wilheit is Vice Chairman of the Company’s Board of Directors. He serves as President of Wilheit Packaging Materials Company, a distributor of packaging materials and other paper-related products.

            There are no family relationships between any director, executive officer or nominee for director of the Company or any of its subsidiaries.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
OF THE COMPANY

            The Board of Directors has a standing Audit Committee, composed of Messrs. Oliver, Carter, Hewett and Wilheit, which held four quarterly meetings during 2001.  The Audit Committee recommends to the Board of Directors the engagement of the independent accountants of the Company and reviews the scope and results of the audits and the internal accounting controls of GB&T, United Bank & Trust and  Community Trust Bank, each a bank owned by the Company (collectively, the “Banks”).

            The Board does not have a standing nominating or compensation committee.  The Executive Committee serves as a compensation committee from time to time as appropriate.  During 2001, the Executive Committee met seven times.  The members of the Executive Committee are Messrs. Massey, Wilheit, Oliver, and Hunt.

            The Board of Directors of the Company held eleven regular meetings and two special meetings during the year ended December 31, 2001.

            All directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which the director is a member.

            The members of the Board of Directors of the Company receive fees for Company Board meetings in the amount of $750 per month.  The members of the committees of the Board of Directors receive fees for the committee meetings in the amount of $200 per each meeting actually attended.

Compensation Committee Interlocks And Insider Participation

            The Board of Directors does not have a standing compensation committee.  The Executive Committee serves as a compensation committee from time to time as appropriate.  The members of the Executive Committee are Messrs. Massey, Wilheit, Oliver and Hunt.  Mr. Oliver currently serves as the Secretary of the Company, and is a partner in the law firm of Hulsey, Oliver & Mahar, which firm served as legal counsel to the Company in 2001.  Mr. Hunt currently serves as the President and Chief Executive Officer of the Company and of GB&T.

EXECUTIVE OFFICERS

            The table below sets forth each executive officer of the Company by name, age at December 31, 2001, the year first elected as an officer of the Company, position with the Company, and business experience for the past five years.

Name	Age	Year First Elected	Business Experience

Richard A. Hunt	57	1987	President and Chief Executive Officer. Mr. Hunt also serves in the same positions with GB&T. Mr. Hunt is also a Director of the Alliance National Bank and First National Bank of Johns Creek.

Gregory L. Hamby	47	1996

Executive Vice President and Chief Financial Officer.  Mr. Hamby also serves in the same positions with GB&T.  Previously, he served as Senior Vice President of the Company and GB&T, and from 1995 to 1996 he served as Vice President and Accounting Manager of GB&T.

EXECUTIVE COMPENSATION

            The following table sets forth certain information for each of the Company’s last three fiscal years concerning compensation paid by the Company to its President and Chief Executive Officer and its Executive Vice President and Chief Financial Officer.  There were no other executive officers of the Company who earned over $100,000 in salary, bonus and directors’ fees during the fiscal year ended December 31, 2001.  These individuals may be referred to elsewhere in this Proxy Statement as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position(s)	Year	Salary	Bonus(1)	Other Annual Compen- sation	Restricted Stock Awards	Securities Underlying Options	All Other Compen- sation

Richard A. Hunt. President and Chief Executive Officer	2001 2000 1999	$140,000 $140,000 $109,500	$78,195 $79,934 $70,039	– – –	– – –	– – –	$34,647 (2) $32,395 (3) $30,082 (4)

Gregory L. Hamby Executive Vice President and Chief Financial Officer	2001 2000 1999	$102,000 $90,000 $78,000	$16,575 $10,971 $12,508	– – –	– – –	– – –	$4,625 (5) $5,016 (5) $3,416 (5)

_____________________________

(1)

The principal officers of the Company participate in an incentive compensation plan that provides for discretionary annual bonuses.  Under Mr. Hunt’s incentive compensation arrangement, the amount of the discretionary annual bonus is determined by a pre-set formula established by the Board of Directors based upon the pre-tax profit of GB&T for the preceding year.

(2)	Includes $7,650 401(k) match, $551 auto allowance, $3,446 social club dues, and $23,000 in director’s fees.
(3)	Includes $7,875 401(k) match, $630 auto allowance, $3,240 social club dues, and $20,650 in director’s fees.
(4)	Includes $9,600 401(k) match, $1,052 auto allowance, $2,930 social club dues, and $16,500 in director’s fees.
(5)	Represents 401(k) match for each year.

OPTION GRANTS

 Option Grants in Last Fiscal Year

            The following table sets forth information with respect to grants of stock during the last fiscal year to the Company’s Named Executive Officers.  In addition, the hypothetical gains or “option spreads” that would exist for the respective options, based on assumed rates of annual, compound stock appreciation of 5% and 10% from the date the options are granted over the full option term, are also reflected:

	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
Gregory L. Hamby Executive Vice President and Chief Financial Officer	5,000	18.18%	$13.65	July 16, 2011	5% 10% $42,922 $108,773

These options were granted pursuant to the Company’s Stock Option Plan of 1997, as amended, and consist of options to acquire Common Stock.  Such options have terms of ten years from the date of grant and will vest on a graduated scale over the ten-year period, or earlier upon the occurrence of a change of control of the Company.

Fiscal Year-End Options/SAR Values

             The following chart shows the value of unexercised options held by the Named Executive Officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)

Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard A. Hunt................. President and CEO	5,000	$23,500	15,000	30,000	$297,000	$445,500

Gregory L. Hamby............. Executive Vice President and CFO	625	$6,375	10,000	20,000	$148,500	$297,000

_____________________________

 (1)       Based on a price per share of $14.85, the last sales price for Common Stock in 2001.

CHANGE IN CONTROL ARRANGEMENTS

             In August 1996, GB&T and Richard A. Hunt, GB&T’s President and Chief Executive Officer, entered into an Employment Agreement.  The Employment Agreement becomes effective only upon a Change in Control of GB&T (as defined below), and continues for a term of two years thereafter.  During the term of the Employment Agreement, Mr. Hunt would be entitled to receive, among other benefits, an annual salary equal to at least the average of the base compensation (base salary and incentive bonus) paid to Mr. Hunt by GB&T for the three calendar years preceding the Change in Control.  Upon a Change in Control, the Employment Agreement may be terminated by GB&T for cause.  If the Employment Agreement is terminated by GB&T other than for cause, GB&T would be required to pay Mr. Hunt a sum equal to the base salary he would otherwise be entitled to receive for the remaining term of the Employment Agreement.  Upon a Change in Control, Mr. Hunt may terminate the Employment Agreement with two weeks notice to GB&T.

             In April 2001, GB&T and Gregory L. Hamby, GB&T’s Executive Vice President and Chief Financial Officer, entered into an Employment Agreement.  The Employment Agreement with Mr. Hamby has substantially the same terms and conditions as GB&T’s Employment Agreement with Mr. Hunt, except that Mr. Hamby’s agreement is effective for one year after a Change of Control of GB&T.

             A “Change in Control” of GB&T is defined in each Employment Agreement to include, with certain exceptions:

(i)

the closing of any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of beneficial ownership by any person, entity or group (other than members of the board of directors of GB&T serving as of August 12, 1996) or other persons or entities acting in concert, of at least 50% of the outstanding shares of Common Stock; or

(ii)	the closing of the sale of all or substantially all of the assets of GB&T.

 CERTAIN TRANSACTIONS

             In the ordinary course of business, the Banks have and anticipate that they will continue to have transactions with various directors, officers, principal shareholders and their associates on substantially the same terms (including price, interest rates, collateral, and repayment terms) as those prevailing at the time for comparable transactions with unrelated parties.  None of such banking transactions involve more than the normal risk of collectibility and do not present other unfavorable features to the Banks.

             GB&T’s main office is owned jointly by GB&T and Mr. Carter.  This joint ownership is the result of the purchase by GB&T of the undivided half-interest of a non-affiliated third party on January 5, 1989.  The cost of this purchase was $390,000, which included $250,000 for a half-interest in the land, $135,500 for one-half of actual expenses incurred on the project as of the date of purchase for fees, site preparation and interest paid to banks, and the amounts paid to the seller for interest on his funds invested in the project to the date of purchase.  GB&T and Mr. Carter entered into a partnership agreement under which they shared equally in the cost of construction and all income and expenses arising from the operation of the building.  The total cost to GB&T of its interest in the land and building is approximately $1.8 million, including GB&T’s leasehold improvements.  The price of the land was determined by an independent, professional appraisal to be the approximate fair market value of the land.  Construction of the building was substantially completed and occupied by GB&T in January 1990.  Don Carter Realty Co. has also on several occasions listed real estate on which GB&T had foreclosed, although that company did not receive commissions in excess of $60,000 during the fiscal year ended December 2001 for such transactions.  Donald Carter, a director of the Company, is Vice President of Don Carter Realty Co.

            Mr. Samuel L. Oliver, a director of the Company, is a partner in the law firm of Hulsey, Oliver & Mahar, Gainesville, Georgia, which firm served as legal counsel to the Company in 2001.  It is anticipated that this firm will also provide legal services to the Company and the Banks during 2002.

CERTAIN LITIGATION

            The Company is not aware of any material pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of their property is subject.

 REPORT OF COMPENSATION COMMITTEE OF BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

            The following report is provided to shareholders by the members of the Executive Committee of the Board of Directors, which performs the functions of a compensation committee from time to time as appropriate.

            The Board of Directors does not have a standing compensation committee.  The Executive Committee serves as a compensation committee from time to time as appropriate.  The Executive Committee, comprised of one employee director and three non-employee directors, is responsible for the administration of the Company’s compensation programs.  These programs include base salary for executive officers and both annual and long-term incentive compensation programs.  The Company has designed its compensation programs to provide a competitive level of total compensation and to include incentive and equity ownership opportunities linked to its performance and shareholder return.

 Compensation Philosophy

             When acting as a compensation committee, the Executive Committee’s primary goal is to align compensation with the Company’s business objectives and performance.  The Company aims to attract, retain and reward executive officers and other key employees who contribute to long-term shareholder value.  To establish the relationship between executive compensation and the creation of shareholder value, the Company has adopted a total compensation package comprised of base salary, bonus, and stock option awards.  Key elements of this compensation philosophy are:

  The Company pays competitively relative to leading banking companies with which the Company competes for talent.

  The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

  The Company provides significant equity-based incentives for executives and other key employees to ensure that those individuals are motivated over the long term to respond to the Company’s business challenges and opportunities as owners, not just as employees.

Compensation Program

            The Company’s executive compensation program has three major components, all of which are intended to attract, retain and motivate executive officers consistent with the philosophy set forth above.  The Company considers these components of compensation individually, as well as collectively, in determining total compensation for executive officers.

      Base Salary

            Each year the Executive Committee establishes base salaries for individual executive officers, consistent with the parameters set forth in each individual executive officer’s employment agreement, if any, and based upon other factors, including (i) industry and peer group surveys, (ii) responsibilities, scope and complexity of each position, and (iii) performance judgments as to each individual’s past and expected future contributions.  The Executive Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for the Company’s executive officers other than the Chief Executive Officer.  The Executive Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Executive Committee’s assessment of his past performance and its expectations as to his future contributions in leading the Company.

      Annual Cash (Short-Term) Incentives

            The Company has established a discretionary, annual cash incentive plan for its officers to provide a direct linkage between individual pay and accomplishing key annual corporate objectives.  Target annual bonus awards are established for officers and other management employees, consistent with the parameters set forth in their respective employment agreements, if any.  Each officer, other than the Chief Executive Officer, who served during and at the end of fiscal year 2001 was eligible to receive a bonus for such service of up to 20% of base salary.

            In establishing the bonus amounts for 2001, the Executive Committee considered the attainment of certain corporate earnings goals.  The Executive Committee also considered the performance of each officer in his or her respective areas of accountability and each officer’s respective contribution to the Company’s success.  The major portion of each officer’s annual performance bonus is based on attainment of the overall corporate earnings goals, which are determined at the beginning of the year.

            The bonus award paid to the Chief Executive Officer was based on a percentage, determined by the Executive Committee at the beginning of the year, of the Company’s net income for fiscal year 2001, as adjusted upward or downward based on certain criteria established by the Executive Committee.

      Equity-Based Incentive Compensation

            Through stock option grants, executives receive significant equity incentives to build long-term shareholder value.  With respect to incentive stock options, the exercise price of such options granted under the Company’s stock option plan is 100% of the fair market value of the underlying stock on the date of grant, and with respect to non-qualified stock options, the exercise price of such options granted under this stock option plan is no less than 85% of the fair market value of the underlying stock on the date of grant.  Employees receive value from these grants only if the value of the Company’s common stock appreciates over the long term.

Employment Agreements

            Richard A. Hunt, President and Chief Executive Officer and Mr. Gregory L. Hamby, Executive Vice President and Chief Financial Officer of the Company, have each entered into an employment agreement with GB&T, which is described above under the heading “Change In Control Arrangements.”

Compliance with Internal Revenue Code Section 162(m)

             The Executive Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), adopted under the Federal Revenue Reconciliation Act of 1993.  Section 162(m) disallows a deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based.  Since the targeted cash compensation of each of the Named Executive Officers is well below the $1 million threshold and the Executive Committee believes that any options granted under the Company’s stock option plan will meet the requirements of being performance-based under the transitional provisions provided in the regulations under Section 162(m), the Executive Committee believes that Section 162(m) will not reduce the tax deduction available to the Company.  The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws.

Dated: April 17, 2002	Respectfully submitted,

The Executive Committee

F. Abit Massey
Philip A. Wilheit
Samuel L. Oliver
Richard A. Hunt

            The foregoing report of the Executive Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

REPORT OF AUDIT COMMITTEE OF BOARD OF DIRECTORS

            The Audit Committee is comprised of four independent members, and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.  The Audit Committee acts under a written charter adopted and approved by the Board of Directors on May 15, 2000.  The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of National Association of Securities Dealers.

            The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as its independent accountants.  In addition, the Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s annual report to shareholders.

            The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2001 with the Company’s management, and has discussed with

Mauldin & Jenkins, LLC, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  The Audit Committee has also received the written disclosures and the letter from Mauldin & Jenkins required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of Mauldin & Jenkins with that firm.

            Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Dated: April 17, 2002	Respectfully submitted,

The Audit Committee

Samuel L. Oliver
Donald J. Carter
Bennie E. Hewett
Philip A. Wilheit

STOCK PERFORMANCE GRAPH

            The following graph shows a comparison of total return to shareholders for the Company, the Nasdaq Stock Market (U.S.) Index and The Nasdaq Bank Stocks Index from January 1, 1997 to December 31, 2001.  The graph assumes that the value of investment in the Company’s Common Stock and in each index was $100 on January 1, 1997 and that all dividends were reinvested.

  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG GB&T BANCSHARES, INC.,
NASDAQ STOCK MARKET (U.S.) INDEX AND
NASDAQ BANK STOCKS INDEX

Period Ending

Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

GB&T Bancshares, Inc.	100.00	193.04	214.07	211.39	165.02	151.33
NASDAQ - Total US*	100.00	122.48	172.68	320.89	193.01	153.15
NASDAQ Bank Index*	100.00	167.41	166.33	159.89	182.38	197.44

APPROVAL OF THE AMENDMENT TO THE
1997 STOCK INCENTIVE PLAN
(Item 2 on the Proxy Card)

In July 1997, the Board of Directors adopted, and the Company’s shareholders thereafter approved, the Company’s Stock Option Plan of 1997 (hereafter referred to as the (“Plan”).  The Plan authorized the grant of options to purchase up to 325,000 shares of the Company’s common stock to officers, directors and key employees of the Company.  As of March 29, 2002, 289,420 options for shares of common stock had been granted under the Plan.  Accordingly, only 35,580 shares remain available under the Plan.

The Board of Directors proposes that the shareholders approve an amendment to the Plan that would increase by 375,000, to a total of 700,000, the number of shares of common stock available for the grant of options under the Plan.  All other terms and conditions of the Plan will remain as now in effect.

The Board of Directors believes that the Plan remains an important component of the Company’s compensation package because it secures for the Company and its shareholders the advantage of the incentive inherent in stock ownership on the part of its key employees and directors.

SUMMARY OF THE PLAN

As of March 29, 2002, options for 282,800 shares of common stock were outstanding under the Plan, and 35,580 shares remain available under the Plan.  Subject to approval by the shareholders of the increase in the number of shares of common stock reserved for issuance under the Plan, 375,000 additional shares will become available under the Plan.

General

The following description of the material features of the Plan is a summary and is qualified in its entirety by reference to the Plan, a copy of which will be provided to any shareholder upon written request.  The Board of Directors approved the adoption of the Plan on July 14, 1997.  The Plan became effective on July 14, 1997, and will terminate on July 14, 2007.  Any outstanding options issued pursuant to the Plan prior to the Plan’s termination date which have not expired or otherwise terminated as of such date may be exercised after such date in accordance with their terms.

Administration

The Plan is administered by the Board of Directors, which has authority to determine the individuals to whom awards are granted, the form and amount of the awards, the dates of the grant, and other terms of each award.

Description of Options

Key employees and directors are eligible for consideration as participants under the Plan.  The Plan provides for grants to key employees of both incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code of 1986 as amended (“IRC”), and non-qualified stock options (“NQSOs”).  No employee may be granted ISOs under the Plan (and all other plans of the Company) which are first exercisable in any calendar year for common stock having an aggregate fair market value (determined as of the date of the option is granted) that exceeds $100,000.  The directors are eligible only for grants of NQSOs.  The exercise price of an option granted under the Plan is determined by the Board of Directors at the time of grant.  The exercise price of an ISO may not be less than the fair market value of the shares subject to such option as of the date of the grant (or 110% of such fair market value in the case of an ISO granted to an individual who is a 10% shareholder of the Company as of the date of grant).  Full payment of the option exercise price must be made by the optionee when an option is exercised.  The exercise price may be paid in cash or in such other form as the Board of Directors may approve, including shares of the common stock valued at their fair market value (as defined in the Plan) on the date of option exercise.  The proceeds received by the Company from exercises of options under the Plan will be used for general corporate purposes.

ISOs granted under the Plan generally are not exercisable sooner than twelve (12) months after the date of grant, except in the event of a change in control (as defined in the Plan) of the Company or as otherwise designated by the Board of Directors.  NQSOs are exercisable any time after the date of grant and prior to expiration.  The period of exercise of an option is determined by the Board of Directors at the time of grant; but in any event, no option may expire any later than the 10th anniversary of the date of grant.  Any ISO granted to an individual who possesses more than 10% of the combined voting power of all classes of stock of the Company on the date of grant may not be exercisable for more than five years.

If there is a “Change of Control” (as defined in the Plan), all outstanding options would become fully exercisable whether or not the vesting conditions, if any, set forth in the related option agreement, have been satisfied, and each Optionee shall have the right to exercise his or her options prior to such “Change in Control” and for as long thereafter as the option shall remain in effect in accordance with its terms and the provisions of the Plan.

If an optionee is an employee of the Company at the time the option is granted and ceases to be employed by the Company for any reason other than death, then, unless extended by the Board of Directors acting in its sole discretion, each outstanding vested option granted to him or her under the Plan will terminate on the date thirty (30) days after the date of such termination of employment or, if earlier, the date specified in the related option agreement.  An option granted to a director will not terminate due to his/her leaving service as a director.  If the optionee’s employment or service is terminated by reason of the optionee’s death, then, unless extended by the Board of Directors acting in its sole discretion, each outstanding vested option granted to the optionee under the Plan will terminate on the date thirty (30) days after the date such employee’s personal representative is appointed.  Non-vested options lost by an employee as a result of termination will be available for re-grant to other eligible employees in accordance with the terms of the Plan.

The receipt of stock upon the exercise of any option granted under the Plan will be contingent upon the advice of counsel to the Company that any shares to be delivered comply with federal and state securities laws.  The Board of Directors may, in its sole discretion, postpone the issuance or delivery of any shares issuable upon exercise of an option for federal or state regulatory compliance reasons.  In the event of changes in the outstanding shares of the common stock by reason of stock dividends, recapitalizations, reclassifications, split-ups or consolidation or other changes in the common stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which options may be granted shall be appropriately adjusted by the Board of Directors.  In the event of an exchange of the outstanding common stock in connection with a merger, consolidation or other reorganization, or a sale by the Company of all or a portion of its assets for a different number or class of shares or other securities of the Company or for shares of any other corporation, the Board of Directors shall appropriately adjust, in such manner as it determines in its sole discretion, the number and class of shares or other securities which shall be subject to options and/or the purchase price per share which must be paid thereafter upon exercise.  Options will not be transferable by the holder other than by will or applicable laws of descent and distribution.  The Plan may, from time-to-time, be terminated, suspended, or amended by the Board of Directors in such respects as it shall deem advisable, including any amendment effected (i) so that an ISO granted under the Plan shall be an “incentive stock option” as such term is defined in Section 422 of the IRC, or (ii) to conform to any change in law or regulation governing the Plan or the options granted thereunder.  However, without the approval of the shareholders, no such amendment may change:  (a) the eligibility requirements provided in the Plan; (b) the total number of shares of the common stock which may be granted or awarded under the Plan, except as required under any adjustment described above; (c) the termination date of the Plan to a date after July 14, 2007; or (d) any other provision of the Plan which the Board of Directors, in its discretion, determines should become effective only if approved by the shareholders even if shareholder approval is not expressly required by the Plan or by law.  All options granted under the Plan will terminate on the date of liquidation or dissolution of the Company.

Tax Consequences

Options. Under current tax law, a holder of an ISO under the Plan does not, as a general matter, realize taxable income upon the grant or exercise of the ISO.  (Depending upon the holder’s income tax situation, however, the exercise of the ISO may have alternative minimum tax implications.)  In general, a holder of an ISO will only recognize income at the time that common stock acquired through exercise of the ISO is sold or otherwise disposed of.  In that situation, the amount of income that the optionee must recognize is equal to the amount by which the value of the common stock on the date of the sale or other disposition exceeds the option exercise price.  If the optionee disposes of the stock after the required holding period –that is, no earlier than a date that is two years after the date of grant of the option and one year after the date of exercise – the income is taxed as capital gains.  If disposition occurs prior to expiration of the holding period, the optionee will recognize ordinary income equal to the difference between the fair market value of the shares at the exercise date and the option exercise price; any additional increase in the value of option shares after the exercise date will be taxed as capital gain.  The Company is entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

An optionee will not realize income when an NQSO option is granted to him or her.  Upon exercise of such option, however, the optionee must recognize ordinary income to the extent that the fair market value of the common stock on the date the option is exercised exceeds the option exercise price.  Any such gain is taxed in the same manner as ordinary income in the year the option is exercised.  Thereafter, any additional gain recognized upon the disposition of the shares of stock obtained by the exercise of an NQSO will be taxed as short or long-term capital gain, depending on the optionee’s holding period.  The Company will not experience any tax consequences upon the grant of an NQSO, but will be entitled to take an income tax deduction equal to the amount that the option holder includes in income (if any) when the NQSO is exercised.

Plan Benefits

The table below shows, for the indicated groups, the number of options granted under the Plan and outstanding as of March 29, 2002.

Name and Position	Number of Options
Richard A. Hunt, President and Chief Executive Officer	45,000
Gregory L. Hamby, Executive Vice President and Chief Financial Officer	30,000
All current executive officers as a group (2 persons)	75,000
All non-executive officer directors as a group (8 persons) (1)	48,800
All employees, including officers who are not executive officers, as a group (58 persons)	159,000

_____________________

              (1)        No associates of any executive officer, director or nominee for director have been granted options under the Plan.

New Plan Benefits

As of March 29, 2002, options for 282,800 shares of common stock were outstanding under the Plan.  Future grants will be made at the discretion of the Board of Directors.  The number of options that may be granted in the future to eligible participants is not currently determinable.

Recommendation of the Board of Directors

 The Board of Directors recommends a vote “FOR” approval of the amendment to the Plan.

 INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed Mauldin & Jenkins, LLC as the Company’s independent public accountants for the fiscal year ending December 31, 2002.  Mauldin & Jenkins also acted in such capacity during the fiscal year ended December 31, 2001.  Representatives of Mauldin & Jenkins will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

Audit Fees

The Company was billed aggregate fees of $86,224 by Mauldin & Jenkins, LLC for professional services rendered for the audit of the Company’s financial statements for fiscal year 2001, and the reviews of the Company’s financial statements included in the Company’s Forms 10-Q filed during fiscal year 2001.

All Other Fees

The Company was billed aggregate fees of $94,028 by Mauldin & Jenkins, LLC for all other services rendered to the Company during fiscal year 2001.  The Audit Committee of the Company’s

Board of Directors believes that the provision of these services by Mauldin & Jenkins is compatible with maintaining the independence of Mauldin & Jenkins as the Company’s independent public accountants.

INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

No officer or director has any substantial interest in any matter to be acted upon at the Annual Meeting other than the election of directors.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the two fiscal years ended December 31, 2001, all of the Company’s officers, directors and persons who own more than ten percent of the Common Stock complied with all applicable Section 16(a) filing requirements.

OTHER BUSINESS

Action will be taken on whatever other business may properly come before the Annual Meeting.  Management is not aware of any other business matters to be considered at the Annual Meeting, except the Report of Management and the presentation of financial statements.  If other matters properly come before the meeting, the persons designated in the proxy will have discretionary authority to vote proxies with respect to such matters and in accordance with the recommendations of management.

The minutes of the 2001 Annual Meeting are available for inspection at the Company during normal business hours, and will be presented at the meeting for approval.  It is not intended that approval of those minutes will constitute ratification of matters referred to therein.

ANNUAL DISCLOSURE STATEMENT

Financial information about the Company is available to customers, shareholders, and the general public on request.

The Company will provide, without charge, to each shareholder from whom a proxy is solicited, upon the written request of such person, a copy of the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2001, including the financial statements and the schedules thereto required to be filed with the SEC.  Such written request should be addressed to:

GB&T Bancshares, Inc.
P.O. Box 2760
Gainesville, Georgia  30503
Attn:  Gregory L. Hamby, Executive Vice President

SHAREHOLDER PROPOSALS

The Company expects that its 2003 Annual Meeting of Shareholders will take place in May 2003.  Any shareholder proposal intended to be presented at the 2003 Annual Meeting of Shareholders and to be included in the Company’s proxy statement and form of proxy card for that meeting must be received by the Company, directed to the attention of Samuel L. Oliver, Secretary, not later than December 17, 2002.  Unless the Company is notified of any other shareholder proposal intended to be presented for action at the 2003 Annual Meeting of Shareholders not later than 45 days before the day and month of mailing proxy statements in 2003, which mailing is expected to occur in April 2003, proxies may be voted on such proposal at the discretion of the person or persons holding those proxies.

 Management urges you to sign and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person.  If you do attend, you may then withdraw your proxy.

REVOCABLE PROXY

GB&T BANCHSARES, INC.

    ☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, being a stockholder of the Common Shares of GB&T Bancshares, Inc. (the “Company”), acknowledges receipt of the notice of the annual meeting of stockholders of the Company to be held on May 20, 2002, and the within proxy statement, and appoints F. Abit Massey and Alan A. Wayne, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the annual meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Common Stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a “For” vote on each item):

	For	With- Hold	For All Except
1. Election of Directors. For all nominees listed below (except as marked to the contrary below):	☐	☐	☐

Donald J. Carter, Dr. John W. Darden, W.A. Foster, III, Bennie E. Hewett, Richard A. Hunt, James L. Lester, John E. Mansfield, Sr., Samuel L. Oliver, Alan A. Wayne and Philip A. Wilheit

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name(s) in space provided below

2.

Proposal to approve an amendment to the Company’s 1997 Stock Incentive Plan to increase the number of shares of Common Stock that are available for the grant of awards under the Plan from 325,000 shares to 700,000 shares.

	For	Against	Abstain
3. Other Matters to Come Before the Meeting.	☐	☐	☐

                The shares covered by this proxy will be voted in accordance with the selection indicated.  IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF THE ABOVE ITEMS.

Please sign exactly as your name appears on the stock certificate.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.  If signer is a corporation, sign full corporate name by duly authorized officer.  If shares are held in the name of two or more persons, all should sign.

Please be sure to sign and date this Proxy in the box below	Date

     Shareholder sign above                                                      Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

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GB&T BANCSHARES, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

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